Exhibit 1.02

Fresenius Medical Care

Conflict Minerals Report

This is the Conflict Minerals Report for Fresenius Medical Care AG & Co. KGaA (together with its subsidiaries, “Fresenius Medical Care”), for calendar year 2013 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934. With shares listed on the New York Stock Exchange, Fresenius Medical Care is subject to the provisions of Section 1502 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) relating to “Conflict Minerals.” Section 1502 of the Dodd-Frank Act and Rule 13p-1 of the Securities Exchange Commission (“SEC”) addresses the sourcing of 3TG minerals (Tin, Tantalum, Tungsten, and Gold) from the Democratic Republic of the Congo (“DRC”) and adjoining countries (“Covered Countries”) which are known locations where armed groups mine and sell these minerals to finance civil violence.

Section (1) Due Diligence:

In accordance with Rule 13p-1, we determined that conflict minerals are necessary to the functionality or production of some of the products we manufacture, including our hemodialysis and peritoneal machines. Accordingly, we conducted a reasonable country of origin inquiry (“RCOI”) with respect to those minerals and, based on the results of our RCOI, we undertook due diligence to determine whether the conflict minerals used in our product offerings are “DRC conflict free” (as defined in the rules and regulations promulgated by the SEC). We designed our due diligence measures to conform, in all material respects, with the Organisation for Economic Co-operation and Development Framework.

Our efforts included:

•                  Establishment of a formal corporate policy around provisions of § 1502 for conflict minerals of the Dodd-Frank Act

•                  Implementation of a global team to evaluate company systems, policies, and procedures to ensure compliance

•                  Review of our relevant supply chain to determine supplier relevance and level of compliance

•                  Development of a supplier communication to engage our supply chain in preparation for our due diligence inquiry

•                  Working with a third-party service provider to perform a due diligence country of origin inquiry of our relevant suppliers

•                  Providing supplier training and education in multiple languages to support effort in completing the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI) template

•                  Development of internal processes to support ongoing supplier adherence to our Conflict Minerals Policy

Fresenius Medical Care has determined in good faith for conflict minerals information obtained on products manufactured in the 2013 calendar year that the data were insufficient to determine whether the minerals meet the statutory definition of “DRC conflict free.” Although we have determined that some minerals come from the Covered Countries, we have not yet determined if they financed or benefitted armed groups there. In addition, we have been unable to determine the origin of all such minerals used in our products. Therefore, Fresenius Medical Care has concluded that the conflict minerals in our supply chain are “DRC conflict undeterminable.”

Future Due Diligence Measures

We will continue to obtain chain-of-custody declarations from Fresenius Medical Care-sourced and -managed suppliers. We will continue the review of our relevant supply chain on a regular basis going forward in order to determine the level of supplier compliance with Section 1502 of the Dodd-Frank Act.

Section (2) Products:

Fresenius Medical Care, as a leading manufacturer and distributor of equipment and related products for hemodialysis (“HD”) and peritoneal dialysis (“PD”) products, produces a wide range of machines and disposables for HD, PD and acute dialysis including but not limited to the following:

•                  HD machines and PD cyclers

•                  Dialyzers, our largest product group

•                  PD solutions in flexible bags

•                  HD concentrates, solutions and granulates

•                  Bloodlines

•                  Systems for water treatment

•                  Body Composition Monitor